Exhibit 99.1

Investor and Media Inquiries:
David Pitts Argot Partners 212-600-1902	Eric Bjerkholt Sunesis Pharmaceuticals Inc. 650-266-3717

Sunesis Announces Closing of $26 Million Offering of Securities and Exercise of

Underwriter’s Over-Allotment Option

SOUTH SAN FRANCISCO, Calif., December 21, 2015 — Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today announced the closing of underwritten offerings of (i) 10,996,191 shares of its common stock, that included the exercise of the underwriter’s over-allotment option of 1,434,286 shares, at a price of $0.84 per share, and (ii) 20,200 shares of its non-voting Series B Convertible Preferred Stock (“Series B Stock”) at a price of $840.00 per share. Sunesis received combined gross proceeds of approximately $26.2 million from these offerings, before deducting the underwriting discounts and commissions and other estimated offering expenses.

Each share of non-voting Series B Stock is convertible into 1,000 shares of Sunesis common stock, provided that conversion will be prohibited if, as a result, the holder and its affiliates would own more than 9.98% of the total number of shares of Sunesis common stock then outstanding. Sunesis anticipates using the net proceeds from the offerings primarily for corporate purposes, including regulatory, clinical trials, other research and development, general and administrative and manufacturing expenses.

Cowen and Company, LLC acted as sole book-running manager. This financing was led by Biotechnology Value Fund, L.P. and other affiliates of BVF Partners L.P. as well as funds managed by Great Point Partners, LLC with participation by other current stockholders.

Each of these offerings is being made by Sunesis pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”), which the SEC declared effective on June 10, 2014. For each of these offerings, a final prospectus supplement has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Copies of each final prospectus supplement and the accompanying prospectus relating to each offering, may be obtained from Cowen and Company, LLC (c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company focused on the development and commercialization of new oncology therapeutics for the potential treatment of solid and hematologic cancers. Sunesis has built a highly experienced cancer drug development organization committed to advancing its lead product candidate, vosaroxin, in multiple indications to improve the lives of people with cancer.

For additional information on Sunesis, please visit http://www.sunesis.com.

SUNESIS and the logos are trademarks of Sunesis Pharmaceuticals, Inc.

This press release contains forward-looking statements, including statements related to the anticipated use of proceeds from the offerings. Words such as “may,” “expect,” “intends,” “plan,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis’ current expectations. Forward-looking statements involve risks and uncertainties. Sunesis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties risks related to Sunesis’ business including, without limitation, obtaining regulatory approval of vosaroxin and the progress and timing of clinical trials for its other product candidates. These and other risk factors are discussed under “Risk Factors” in Sunesis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and in the prospectus supplements related to the offerings filed with the SEC on or about December 17, 2015. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Sunesis’ expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.